Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of August 20, 2008

between

X-RITE, INCORPORATED

and

THE INVESTOR PARTY HERETO

Table of Contents

		Page
	Article I

	Purchase; Closings

1.1	Purchase	1
1.2	Closing	1

	Article II

	Representations and Warranties

2.1	Disclosure	6
2.2	Representations and Warranties of the Company	7
2.3	Representations and Warranties of the Investor	21

	Article III

	Covenants

3.1	Filings; Other Actions	24
3.2	Access to Information	28
3.3	Conduct of the Business	28
3.4	Option Plan	29
3.5	Confidentiality	29

	Article IV

	Additional Agreements

4.1	Standstill Agreement	30
4.2	Transfer Restrictions	32
4.3	Governance Matters	33
4.4	Legend	36
4.5	Preemption Rights	36
4.6	Investor Consent Rights	37
4.7	Exchange Listing	38
4.8	Use of Proceeds	38
4.9	Transaction Fee	38
4.10	Amendments to the Institutional Investors’ Purchase Agreement	39

i

	Article V

	Termination

5.1	Termination	39
5.2	Effects of Termination	42

	Article VI

	Miscellaneous

6.1	Survival	43
6.2	Expenses	43
6.3	Amendment	43
6.4	Waivers	44
6.5	Counterparts and Facsimile	44
6.6	Governing Law	44
6.7	WAIVER OF JURY TRIAL	44
6.8	Notices	44
6.9	Entire Agreement, Etc	45
6.10	Other Definitions	46
6.11	Captions	47
6.12	Severability	47
6.13	No Third Party Beneficiaries	48
6.14	Time of Essence	48
6.15	Public Announcements	48
6.16	Specific Performance	48

LIST OF EXHIBITS

Exhibit A:	Institutional Investors’ Purchase Agreement
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Form of Legal Opinion
Exhibit D:	Form of Amendment to Shareholder Protection Rights Agreement

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.10(b)
Agreement	Preamble
Acquisition Proposal	6.10(a)
Acquisition Proposal Documentation	3.1(e)
Alternative Termination Fee	5.2(b)(ii)
Additional Investor Stock	1.2(b)(ii)
beneficially own	4.1(c)
beneficial ownership	4.1(c)
Benefit Plan	2.2(r)(i)
Board of Directors	2.2(d)(i)
Board Recommendation	3.1(b)
Board Representatives	4.3(a)
business day	6.10(f)
Capitalization Date	2.2(b)(i)
Change of Control	4.1(c)
Change of Recommendation	3.1(e)
Class	4.3(a)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company Financial Statements	2.2(f)
Company Preferred Stock	2.2(b)(i)
Company Reports	2.2(g)(i)
Company Requisite Vote	2.2(d)(i)
Company Significant Agreement	2.2(l)
Company Subsidiary	2.2(a)(ii)
Confidentiality Agreement	6.10(g)
control/controlled by/under common control with	6.10(b)
Credit Facilities	5.1(k)
Credit Party	5.1(k)
Disclosure Schedule	2.1(a)
Equity Commitment Letter	2.3(i)
Environmental Laws	2.2(s)(ii)
Environmental Permits	2.2(s)(ii)
Equity Securities	4.1(c)
ERISA	2.2(r)(i)
Exchange Act	2.2(g)(i)
First Lien Credit Facility	4.8
Forbearance Agreements	5.1(i)
Governmental Entity	2.2(e)
herein/hereof/hereunder	6.10(e)

Term	Location of Definition
HSR Act	3.1(a)
including/includes/included/include	6.10(d)
Indebtedness	2.2(b)(ii)
Institutional Investors	Recitals
Institutional Investors’ Purchase Agreement	Recitals
Institutional Investors’ Purchased Securities	Recitals
Intellectual Property	2.2(v)
Investor	Preamble
knowledge of the company	2.2(h)(ii)
Leases	2.2(h)(ii)
Lenders	5.1(k)
Liens	2.2(c)
Material Adverse Effect	2.1(b)
Materials of Environmental Concern	2.2(s)(ii)
NAICS Code	2.3(j)(ii)
NASDAQ	1.2(c)(ii)(D)
NASDAQ Rules	2.2(d)(i)
New Securities	4.5
Notice of Superior Proposal	3.1(e)(B)(x)
Notice Period	3.1(e)(B)(y)
OEP	2.3(i)
Or	6.10(c)
Owned Real Property	2.2(h)(iii)
person	6.10(i)
Previously Disclosed	2.1(c)
Purchased Securities	Recitals
Purchase Price	1.2(b)(i)
Recapitalization	1.2(c)(ii)(H)
Release	2.2(s)(ii)
Registration Rights Agreement	1.2(c)(ii)(F)
Representatives	3.1(d)
Rights Plan	2.2(b)(i)(2)
Sagard	Recitals
SEC	2.1I(2)(A)
Second Lien Credit Facility	4.8
Second Lien Forbearance Agreement	6.10(j)
Securities Act	2.2(g)(i)
Shareholder Proposal	3.1(b)
Shareholders’ Meeting	3.1(b)
Shortfall Amount	1.2(b)(ii)
Shortfall Option	1.2(b)(ii)
Standstill Termination Date	4.1(c)
Subsidiary	2.2(a)(ii)
Superior Proposal	6.10(k)

v

Term	Location of Definition
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Termination Date	5.1(b)
Termination Fee	5.2(b)(i)
Tinicum	Recitals
Transaction Documents	Recitals
Transaction Fee	4.9
Transfer	4.2(a)
Voting Debt	2.2(b)(i)
Voting Shares	4.1(c)

INVESTMENT AGREEMENT, dated as of August 20, 2008 (this “Agreement”), between X-Rite, Incorporated, a Michigan corporation (the “Company”) and OEPX, LLC, a Delaware limited liability company (together with any of its permitted assignees, the “Investor”).

RECITALS:

A. The Investment. As of the date hereof, the Company has 100,000,000 authorized shares of common stock, $0.10 par value per share (“Common Stock”), of which, as of August 18, 2008, 29,605,684 shares were issued and outstanding.

B. The Issuance. The Company intends to issue Common Stock in a private placement, and the Investor intends to purchase from the Company the number of shares of Common Stock as set forth below. The shares of Common Stock to be purchased by the Investor are herein called the “Purchased Securities”. For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement and the Registration Rights Agreement (as hereinafter defined), in each case as amended, modified or supplemented from time to time in accordance with their respective terms.

C. Institutional Investors. Simultaneously on the date hereof, Sagard Capital Partners, L.P. (“Sagard”), Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P., and Tinicum Capital Partners II Executive Fund, L.L.C. (collectively, Tinicum and together with Sagard, the “Institutional Investors”) and the Company are entering into a purchase agreement, attached hereto as Exhibit A (the “Institutional Investors’ Purchase Agreement”) for the sale, by the Company to such Institutional Investors, of such number of shares of Common Stock as specified in Section 1.2(b)(i) thereof, for an aggregate purchase price no less than the purchase price specified in Section 1.2(b)(i) thereof (the shares of Common Stock to be purchased by the Institutional Investors are herein called the “Institutional Investors’ Purchased Securities”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSINGS

1.1 Purchase. On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will sell to the Investor, at the Closing (as hereinafter defined), the Purchased Securities for the Purchase Price.

1.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase of the Purchased Securities by the Investor pursuant hereto (the “Closing”) shall occur at the offices of Shearman & Sterling LLP located at 599 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth herein (excluding conditions that, by their terms, cannot be satisfied until the Closing); provided, that, at, prior to, or substantially simultaneous with the Closing, the Company and the Investor shall receive the written notice of the Administrative Agent (as defined the First Lien Forbearance Agreement) provided for in the last paragraph of Section 6 of the First Lien Forbearance Agreement and the written notice of the Lead Arranger (as defined in the Second Lien Forbearance Agreement) provided for in the last paragraph of Section 6 of the Second Lien Forbearance Agreement. The date of the Closing is referred to as the “Closing Date.”

(b) (i) Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to Closing in Section 1.2(c), at the Closing (i) the Investor will deliver to the Company $100,000,001.50 (the “Purchase Price”) and (ii) the Company will deliver to the Investor certificates representing shares of Common Stock equal to the Purchase Price divided by $3.50.

(ii) If, on the Closing Date, the proceeds received from the Institutional Investors under the Institutional Investors’ Purchase Agreement are equal to or in excess of an amount of $25,000,000 but less than the full amount receivable under the Institutional Investors’ Purchase Agreement from the sale of the Institutional Investors’ Purchased Securities (the difference between the full amount receivable under the Institutional Investors’ Purchase Agreement and the amount actually received, the “Shortfall Amount”), the Company shall have the right, at the Company’s sole option (the “Shortfall Option”), exercisable by written notice delivered to the Investor on the Closing Date, to require the Investor to purchase, at any time selected by the Investor within ten business days of the Closing Date (the “Option Closing Date”), additional shares of Common Stock (such additional shares of Common Stock purchased by the Investor, “Additional Investor Stock”) for up to an aggregate amount of $10,000,000 at a price per share equal to $3.00; provided, that in no event shall the Company have the right to require Investor to purchase Additional Investor Stock beyond a number of shares of Additional Investor Stock that would cause the product of (A) (x) the sum of (i) Purchased Securities, (ii) Additional Investor Stock and (iii) any Common Stock owned by the Investor divided by (y) the sum of (i) Purchased Securities, (ii) Additional Investor Stock, (iii) Common Stock actually being purchased by the Institutional Investors and (iv) number of shares of Common Stock outstanding immediately prior to the issuance of (I) the Purchased Securities, (II) the Additional Investor Stock and (III) the Common Stock actually being purchased by the Institutional Investors, and (B) one hundred, to be greater than forty-three (43). After being notified of the Shortfall Amount, the Investor shall complete the purchase of the Additional Investor Stock on the Option Closing Date subject to the satisfaction of the conditions set forth in Section 1.2(c)(i) and Section 1.2(c)(ii) hereof which shall be deemed to be applicable to such purchase of Additional Investor Stock by the Investor mutatis mutandis (except for the provisions of Section 1.2(c)(ii)(C) which shall have been satisfied at the Closing).

(c) Closing Conditions. (i) The respective obligations of the Investor on the one hand, and the Company, on the other hand, to consummate the Closing are subject to the fulfillment or written waiver by the Investor and the Company prior to the Closing of the following conditions:

(A) the Shareholder Proposal shall have been approved by the shareholders of the Company by the Company Requisite Vote;

(B) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing; and

(C) any approvals or authorizations of or notices to (or expiration or termination of any applicable waiting periods of) the Governmental Entities specified on Section 2.2(e) of the Disclosure Schedule shall have been received or made (or have occurred) as applicable.

(ii) The obligation of the Investor to consummate the purchase of Purchased Securities at the Closing is also subject to the fulfillment or written waiver by the Investor at or prior to the Closing of each of the following conditions:

(A) (x) the representations and warranties of the Company set forth in this Agreement (excluding the representations and warranties of the Company set forth in Sections 2.2(b), 2.2(j), 2.2(n) and 2.2(x)) shall be true and correct (without regard to “materiality” (except (i) with respect to the representations and warranties of the Company set forth in Section 2.2(f) and 2.2(g)(ii), which shall be interpreted with regard to such qualification and (ii) for those references to a “material” property, contract or other asset or item in a representation or warranty that requires the Company to identify or list any such “material” properties, contracts, assets or items in a Section of the Disclosure Schedule) or “Material Adverse Effect” qualifications included therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not be reasonably likely to have a Material Adverse Effect (it being understood by the parties that, with respect to the representations and warranties included in clause (i) and (ii) above, any determination of whether there has been a breach of such representations and warranties shall be made with regard to the “materiality” qualifier included therein; provided, however, that once a breach of any such representations and warranties has been established, then any determination as to the effect of any such breach shall be made without regard to “materiality”), (y) the representations and warranties of the Company set forth in Section 2.2(b), 2.2(n) and 2.2(x) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date), and (z) the representations and warranties of the Company set forth in Section 2.2(j) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(C) the Company shall have received proceeds from the sale of the Institutional Investors’ Purchased Securities pursuant to the terms of the Institutional Investors’ Purchase Agreement of not less than $25,000,000 on or prior to the Closing;

(D) the shares of Common Stock to be issued at the Closing shall have been authorized for listing on the NASDAQ National Market System (“NASDAQ”) or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;

(E) the Investor shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company (in each case without personal liability), certifying on behalf of the Company that the conditions specified in the foregoing clauses (A), (B) and (C) have been fulfilled;

(F) the Company shall have duly executed and delivered to the Investor the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

(G) the Board Representatives shall have been elected or appointed in accordance with Section 4.3 hereof;

(H) the recapitalization transactions (the “Recapitalization”) set forth in Section 1.2(c)(ii)(H) of the Disclosure Schedule shall have been completed;

(I) Warner Norcross & Judd LLP, as counsel to the Company, shall have delivered to the Investor an opinion with respect to the valid issuance of the Purchased Securities, dated as of the Closing Date, in the form attached hereto as Exhibit C; and

(J) the Company shall have delivered to the Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock as of a date within five days of the Closing Date.

(iii) The obligation of the Company to consummate the Closing of the sale of the Purchased Securities to the Investor is also subject to the fulfillment or written waiver by the Company at or prior to the Closing of each of the following conditions:

(A) (x) the representations and warranties of the Investor set forth in this Agreement (excluding the representations and warranties of the Investor set forth in Section 2.3(d) and 2.3(e)) shall be true and correct (without regard to “materiality” or “Material Adverse Effect” qualifications included therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct would not reasonably be expected to materially adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and (y) the representations and warranties of the Investor set forth in Section 2.3(d) and 2.3 (e) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date);

(B) the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(C) the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Investor by an executive officer of the Investor (without personal liability), certifying on behalf of the Investor that the conditions specified in the foregoing clauses (A) and (B) have been fulfilled;

(D) the Company shall have received proceeds from the sale of the Institutional Investors’ Purchased Securities pursuant to the terms of the Institutional Investors’ Purchase Agreement of not less than $25,000,000 on or prior to the Closing Date;

(E) the Recapitalization shall have been completed; and

(F) the Investor shall have duly executed and delivered to the Company the Registration Rights Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure. (a) On or prior to the date hereof, the Company delivered to the Investor and the Investor delivered to the Company a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to the Investor, or to one or more of its covenants contained in Article III.

(b) As used in this Agreement, the term “Material Adverse Effect” means any circumstances, events, changes, developments or effects that, individually or in the aggregate, (1) are material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to the industries in which the Company or its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (C) actions of the Company expressly required by the terms of this Agreement or the Institutional Investor’s Agreement or taken with the prior written consent of Investor, (D) changes in general economic, financial market or global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (E) events, circumstances, changes or effects that generally affect the graphic arts and printing systems industry (including legal or regulatory changes), (F) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement (provided that the exception in this clause (F) shall not apply to that portion of any representation or warranty to the extent the purpose of such representation or warranty is to specifically address the consequences resulting from the execution of this Agreement or consummation of the transactions contemplated by this Agreement) and (G) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period, in and of itself, or a decline in the price or trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); except with respect to clauses (A), (B), (D) and (E) to the extent that such changes, events, circumstances, or effect have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the graphic arts and printing systems industry.

(c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 29, 2007, as filed by it with the Securities and Exchange Commission (“SEC”) on March 13, 2008, (B) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2008 and June 28, 2008, respectively, as filed with the SEC on May 8, 2008 and August 7, 2008, respectively, (C) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 28, 2008 or (D) any Current Report on Form 8-K filed or furnished by it with the SEC since March 13, 2008, and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Investor that:

(a) Organization and Authority. (i) The Company is a corporation duly organized and validly existing under the laws of the State of Michigan, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has furnished to the Investor true, correct and complete copies of the Company’s restated articles of incorporation and amended and restated bylaws as in effect on the date of this Agreement.

(ii) Section 2.2(a)(ii) of the Disclosure Schedule sets forth a correct and complete list of the Company Subsidiaries. Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; “Company Subsidiary” means any Subsidiary of the Company.

(b) Capitalization. (i) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Company Preferred Stock, par value $0.10 per share, of the Company (the “Company Preferred Stock”). As of the close of business on August 18, 2008 (the “Capitalization Date”), there were 29,605,684 shares of Common Stock outstanding and no shares of Company Preferred

Stock outstanding. Since the Capitalization Date, the Company has not issued any shares of Company Preferred Stock, or any shares of Common Stock except pursuant to the valid exercise or conversion of the securities set forth in Section 2.2(b) of the Disclosure Schedule. As of the close of business on the Capitalization Date and immediately prior to the Closing, no shares of Common Stock or Company Preferred Stock were reserved or to be made available for issuance, except for (1) (A) 2,604,841 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of the Capitalization Date and (B) 2,766,592 shares of Common Stock reserved for future issuance under the Company’s Benefits Plans, and (2) 296,056.84 shares of Company Preferred Stock designated as Junior Participating Preferred Stock, without par value, reserved or to be made available for issuance upon the exercise of rights granted under the Shareholder Protection Rights Agreement, dated as of March 29, 2002 (the “Rights Plan”) between the Company and Equiserve Trust Company, N.A. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness which, by their terms, have the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.

(ii) Set forth in Section 2.2(b)(ii) of the Disclosure Schedule is a true and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement with an outstanding principal amount in excess of $1,000,000 individually, including for each such item of Indebtedness, the outstanding principal amount, interest rate as in effect between the date of this Agreement and the maturity date thereof, and the schedule of the principal payments, and any Liens that relate to such Indebtedness.

For the purposes of this Agreement, “Indebtedness“ shall mean, with respect to any person, (a) all liabilities of such person for borrowed money, whether contingent, current or funded, secured or unsecured, (b) all liabilities of such person for the deferred purchase price of property or services, (c) all liabilities of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all liabilities of such person as lessee under leases that have been or are required to be, in accordance with GAAP as of the date hereof, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person under bankers’ acceptance, letter of credit or similar facilities, (g) any other amounts required to be considered as indebtedness for purposes of GAAP as of the date hereof, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed in any manner by such person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; provided, that clauses (a) through (i) shall include all accrued interest, premiums and penalties upon prepayment of such outstanding Indebtedness; provided, further, that for the avoidance of doubt, (x) ordinary course accounts payable and (y) and indebtedness between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company shall not be considered Indebtedness.

(iii) As of the date of this Agreement, except as set forth in Section 2.2(b) of the Disclosure Schedule (which Section also sets forth the strike or exercise prices, and other term or expiration date, of the relevant securities), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other Equity Securities of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

(d) Authorization.

(i) The Company has the corporate power and authority to enter into this Agreement, the Institutional Investors’ Purchase Agreement, the Registration Rights Agreement and the agreements to be entered into by the Company in connection with the Recapitalization and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement, the Institutional Investors’ Purchase Agreement, the Registration Rights Agreement and the agreements to be entered into by the Company in connection with the Recapitalization and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and unanimously authorized by the board of directors of the Company (the “Board of Directors”). This Agreement and the Institutional Investors’ Purchase Agreement have been, and the Registration Rights Agreement and the agreements to be entered into by the Company in connection with the Recapitalization will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor and the other parties thereto, this Agreement and the Institutional Investors’ Purchase Agreement are, and the Registration Rights Agreement and the agreements to be entered into by the Company in connection with the Recapitalization will be, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the Institutional Investors’ Purchase Agreement, the Registration Rights Agreement or the agreements to be entered into by the Company in connection with the Recapitalization, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby, subject, in the case of issuance of the Purchased Securities, to approval of the proposal to approve the issuance of the Common Stock for purposes of the NASDAQ Rules (the “Shareholder Proposal”) by the Company Requisite Vote. The only vote of the shareholders of the Company required to approve the issuance of the Common Stock for purposes of Rule 4350(i)(1) of the NASDAQ Marketplace Rules (the “NASDAQ Rules”) is an affirmative vote of the majority of the votes cast with respect to the Shareholder Proposal (the “Company Requisite Vote”).

(ii) Neither the execution and delivery by the Company of this Agreement, the Institutional Investors’ Purchase Agreement, the Registration Rights Agreement or the agreements to be entered into by the Company in connection with the Recapitalization, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof and thereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject in the case of the issuance of the Purchased Securities under this Agreement, to receipt of the Company Requisite Vote, its restated articles of incorporation or amended and restated bylaws or the articles of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) assuming all notices, registrations, declarations, filings, exemptions, reviews, authorizations, orders, consents and approvals set forth in Section 2.2(e) of the Disclosure Schedule have been made, obtained or completed, violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clause (A)(ii) and (B), as would not have a Material Adverse Effect.

(e) Governmental Consents. Other than as set forth in Section 2.2(e) of the Disclosure Schedule, and the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by the Transaction Documents. As used herein, “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

(f) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of operations, shareholders’ investment and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”) included in any Company Report filed with the SEC, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period indicated and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in shareholders’ investment and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments.

(g) Reports.

(i) Since December 31, 2005, each of the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. As of the date of this Agreement, there are no outstanding comments from the SEC with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(ii) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company

Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors that there were no (x) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 29, 2007 and until the date of this Agreement, (A) to the knowledge of the Company, none of the Company, any Company Subsidiary, or any director or officer of the Company or any Company Subsidiary has received or otherwise been made aware of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(h) Properties.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of the Company Subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of the Company Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except as otherwise stated in Section 2.2(h)(i) of the Disclosure Schedule.

(ii) Section 2.2(h)(ii) of the Disclosure Schedule lists each lease or license pursuant to which the Company and its Subsidiaries lease or license any material real property (the “Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each Lease is a valid and binding obligation of the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any Company Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Lease by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto; and (iv) the Company or one of the Company Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder. For purposes of this Agreement “knowledge of the Company” shall mean the actual knowledge of Thomas Vacchiano, David Rawden, Francis Lamy and Tim Willis.

(iii) Section 2.2(h)(iii) of the Disclosure Schedule lists the real property owned in fee by the Company or any Company Subsidiary (the “Owned Real Property“). Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever; (ii) neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property which lease, license or grant is currently in effect or collaterally assigned or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect; (iii) there are no outstanding agreements, options, rights of first offer or rights of first refusal granted by the Company or any Company Subsidiary to purchase any Owned Real Property; and (iv) there is not pending or, to the knowledge of the Company, threatened any condemnation proceedings related to any of the Owned Real Property.

(i) Taxes. Except as set forth on Section 2.2(i) of the Disclosure Schedule, (1) each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions validly obtained) all material Tax Returns (as hereinafter defined) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (y) paid in full all material Taxes due or, in the case of Taxes not yet due, made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns, except for Taxes being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided, and (z) satisfied in full all Tax withholding and deposit requirements imposed on or with respect to the Company and the Company Subsidiaries; (2) no material assessments, adjustments or deficiencies for any Taxes have been assessed in writing, or to the Company’s knowledge, asserted or proposed, and there are no currently pending audits or administrative or judicial proceedings, with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. Neither the Company nor any of the Company Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member. None of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable. None of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including but not limited to any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person (other than the Company or the Company Subsidiaries) measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing arrangement (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(j) Absence of Certain Changes. Since December 29, 2007, no event or events have occurred that have had or would reasonably be expected to have a Material Adverse Effect.

(k) No Undisclosed liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with U.S. generally accepted accounting practices, except for (1) liabilities that have arisen since December 29, 2007 in the ordinary course of business and consistent with past practice, none of which have had or would reasonably be expected to have a Material Adverse Effect, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed, and (3) fees and expenses incurred in connection with the transactions contemplated by this Agreement the Institutional Investors’ Purchase Agreement and the Recapitalization, which fees and expenses shall in the aggregate not exceed the amount disclosed on Section 2.2(k) of the Disclosure Schedule.

(l) Commitments and Contracts. Section 2.2(l) of the Disclosure Schedule lists each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral) entered into prior to the date of this Agreement (each, a “Company Significant Agreement”):

(i) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(ii) any contract or agreement which limits or purports to limit in any material respect the ability of the Company or any of the Company Subsidiaries to compete in any line of business;

(iii) any material contract or agreement with a labor union or guild (including any collective bargaining agreement);

(iv) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;

(v) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company or any of the Company Subsidiaries; and

(vi) any contract or agreement which is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $2,000,000 or more in annual fees.

Except as Previously Disclosed and as would not have a Material Adverse Effect: (i) each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of the Company Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Significant Agreement; and (iii) as of the date hereof, neither the Company nor any of the Company Subsidiaries has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement nor, to the Company’s knowledge, such notice has been threatened. To the Company’s knowledge, except as Previously Disclosed, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and any current or former director or executive officer of the Company or any Company Subsidiary or any person who beneficially owns 5% or more of the outstanding shares of Common Stock (or any of such person’s immediate family members or Affiliates (other than Company Subsidiaries)), on the other hand, other than Benefit Plans entered into in the ordinary course of business.

(m) Offering of Securities. Neither the Company nor any person acting at its direction has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Purchased Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC thereunder) which would subject the offering, issuance or sale of any of the Purchased Securities to the Investor or the Institutional Investors pursuant to this Agreement to the registration requirements of the Securities Act.

(n) Status of Securities. Subject to receipt of the approval of the Company Requisite Vote, the shares of Common Stock have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable, free and clear of all Liens (other than Liens imposed as a result of actions taken by Investor or its Affiliates) and will not be subject to preemptive rights of any other shareholder of the Company.

(o) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company, any Company Subsidiary or any Benefit Plan or to which any of their assets are subject, nor is the Company, any Company Subsidiary or any Benefit Plan subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company, any Company Subsidiaries or any Benefit Plan.

(p) Compliance with Laws. (1) Except as would not have a Material Adverse Effect, the Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. Since December 30, 2006, each of the Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, since December 30, 2006 no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

(q) Labor. Neither the Company nor any Company Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Company or any Company Subsidiary, or to the knowledge of the Company, threatened against any of them before the National Labor Relations Board or other Governmental Entity and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any Company Subsidiary or to the knowledge of the Company, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary, and (c) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company or any Company Subsidiary and, to the knowledge of the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

(r) Company Benefit Plans.

(i) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

(ii) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries have incurred any withdrawal liability as a result of a complete or partial withdrawal from a “multiemployer plan”, as that term is defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(iii) Except as disclosed in Section 2.2(r)(iii) of the Disclosure Schedule, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Company has entered into arrangements with the executives identified on Section 2.2(r)(iii) of the Disclosure Schedule and the copies of any contracts executed in connection with such arrangements have been provided to the Investor.

(s) Environmental Liability.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries comply and have complied with all applicable Environmental Laws (as defined below), and possess and comply and have complied with all applicable Environmental Permits (as defined below) required under such Environmental Laws, except in each case with respect to any past non-compliance with Environmental Laws or Environmental Permits that has been resolved; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined below) at, in or under or that have been Released at, in or under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, under circumstances that have resulted in or would reasonably be expected to result in the incurrence of costs or obligations of the Company or any of its Subsidiaries under any applicable Environmental Law, or adversely affect the operations of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location, except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the knowledge of the Company, except for any such claim, complaint or proceedings that has been resolved; and (v) neither the Company nor any of its Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless, by contract or, to the knowledge of the Company, by operation of law, any person for any liability or obligation with respect to, arising under or relating to Environmental Laws.

(ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, local or provincial, civil and criminal laws, statutes, ordinances, codes, orders, common law, rules, regulations, judgments, decrees, injunctions, or agreements with any Governmental Entity in effect as of or prior to the date of this Agreement, relating to the protection of health (to the extent relating to exposure to hazardous or toxic materials or materials that are otherwise harmful to human health) and the environment (including air, soil, surface water or groundwater) worker health and safety (to the extent relating to exposure to hazardous or toxic materials or materials that are otherwise harmful to human health), and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to hazardous or toxic materials or materials that are otherwise harmful to human health.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import or which are regulated under or for which liability would reasonably be expected to be imposed under any applicable Environmental Law.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Material of Environmental Concern.

(t) Anti-takeover Provisions Not Applicable. Assuming the accuracy of the representations and warranties of the Investor, no “moratorium,” “control share,” “fair price,” “takeover,” “business combination” or “interested shareholder” or other similar anti-takeover statute or regulation (including any provision of the Company’s restated articles of incorporation or amended and restated bylaws) is applicable to the transactions contemplated by (and the Company and its Board of Directors have taken all necessary action, if any, in order to render any such statute, regulation or provision inapplicable to the Investor) the Transaction Documents.

(u) Rights Plan. The Company has taken all actions necessary to amend the Rights Plan in the form attached hereto as Exhibit C, so as to render it inapplicable to the Transaction Documents and the transactions contemplated thereby.

(v) Intellectual Property. (1) Except as would not have a Material Adverse Effect, (i) the Company and the Company Subsidiaries own (free and clear of any security interests, liens or encumbrances (other than any license of Intellectual Property that has been provided to Investor)) or have the right to use (subject to the terms of any and all licenses governing such use) all Intellectual Property used in their business as currently conducted, (ii) neither the Company nor any Company Subsidiary has received any written notice from any third person alleging that the Company or any Company Subsidiary is engaging in any activity that infringes or violates the Intellectual Property rights of such third person, and neither the Company nor any Company Subsidiary is engaging in any such activity with regard to the Intellectual Property rights of any third person, (iii) to the knowledge of the Company, no third person is engaging in any activity that infringes or violates any Intellectual Property owned by the Company or any of the Company Subsidiaries, (iv) the Company causes all persons who contribute to the creation or invention of material proprietary Intellectual Property to assign to the Company in writing all of their rights therein, (v) the Company’s material Intellectual Property registrations and applications owned by the Company are unexpired and subsisting, have not been abandoned, and are, to the knowledge of the Company, have not been adjudged invalid and unenforceable, and (vi) the Company takes commercially reasonable measures to protect its material Intellectual Property and the security, integrity and operation of its material software and material computer systems (and all information stored thereon or processed thereby). “Intellectual Property” shall mean all intellectual property, including trademarks, service marks, trade names, certification marks, trade dress and the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(2) The Investor acknowledges that the representations and warranties set forth in Sections 2.2(v)(1)(ii) and 2.2(v)(1)(iii) are the only representations and warranties being made by the Company in this Agreement with respect to infringement or other violation of Intellectual Property rights.

(w) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(x) Brokers and Finders. Except for RBC Capital Markets Corporation, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby. The Company has delivered to Investor a true and complete copy of the engagement letter for RBC Capital Markets Corporation

(y) Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the assets, properties and businesses of the Company are subject to reasonable and customary policies relative to other participants in the graphic arts and printing systems industry, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect (except for policies that have expired in accordance with their terms in the ordinary course, (iii) neither the Company nor any of its Subsidiaries is in breach or default thereunder and (iv) no notice of cancellation or termination has been received with respect to any such policy, other than such notices which are received in the ordinary course of business.

(z) Acknowledgment Regarding Investor’s Purchase of Common Stock. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company or any Company Subsidiary (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

2.3 Representations and Warranties of the Investor. Except as Previously Disclosed, the Investor hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, that:

(a) Organization and Authority. Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Investor has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(i) Investor has the corporate or other power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Investor’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its shareholders, partners or other equity owners, as the case may be, is required. This Agreement has been, and the Registration Rights Agreement will be, duly and validly executed and delivered by Investor and assuming due authorization, execution and delivery by the Company, this Agreement is, and Registration Rights Agreement will be, a valid and binding obligation of Investor enforceable against Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No other corporate proceedings are necessary for the execution and delivery by the Investor of the Transaction Documents, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby.

(ii) Neither the execution, delivery and performance by Investor of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Investor with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (i) its articles of incorporation or bylaws, its certificate of limited partnership or partnership agreement or its similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Investor or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii) Other than as set forth in Item 1 of Section 2.2(e) of the Disclosure Schedule of the Company, and the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Investor of the transactions contemplated by this Agreement.

(c) Purchase for Investment. Investor acknowledges that the Purchased Securities have not been registered under the Securities Act or under any state securities laws. Investor (1) is acquiring the Purchased Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Securities to any person, (2) will not sell or otherwise dispose of any of the Purchased Securities, except in compliance with the Transaction Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Securities and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Financial Capability. Investor currently has or at Closing will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement

(e) Knowledge as to Conditions. As of the date of this Agreement, Investor knows of no reason why any regulatory approvals required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(f) Brokers and Finders. Except for JPMorgan Securities, Inc. and Wachovia Securities, neither Investor nor its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Investor, in connection with this Agreement or the transactions contemplated hereby. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Investor or its Affiliates.

(g) Information Supplied. None of the information supplied in writing by Investor or its Affiliates for inclusion in the Company proxy statement for the Shareholders’ Meeting will, at the date it is filed with the SEC, when first mailed to the Company’s shareholders and at the time of the Shareholders’ Meeting, and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) There are no claims, actions, suits, investigations or proceedings pending or, the knowledge of the officers of Investor, threatened against Investor or any of its Affiliates before any Governmental Entity that would or seeks to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay Investor from performing its obligations under this Agreement. Investor and its Affiliates are not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Entity that would or seeks to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay Investor from performing its obligations under this Agreement.

(i) Equity Commitment. Concurrently with the execution of this Agreement, Investor has delivered to the Company the duly executed equity commitment letter (the “Equity Commitment Letter”) by and among Investor and One Equity Partners III, L.P. (“OEP”) in the form attached as Exhibit D to this Agreement, pursuant to which OEP has committed to invest the amount set forth therein subject to the terms and conditions contained therein. The Equity Commitment Letter is a legal, valid and binding obligation of OEP and enforceable against OEP in accordance with its terms, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of OEP under the Equity Commitment Letter.

(j) Portfolio Companies. (i) None of the entities in which OEP Holding Corporation, directly or indirectly, has a controlling interest is engaged in the graphic arts and printing systems industry in competition with the Company.

(ii) Other than Anx eBusiness, none of the entities in which JPMorganChase & Co., directly or indirectly, has a controlling interest is engaged in a business that earns revenue from US operations in a North American Industry Classification System Code (“NAICS Code”) at the six or seven digit level, as established by the United States Department of Commerce, common with any NAICS Code applicable to the business carried out by the Company. For the purposes of this Section 2.3(j), “control” shall have the meaning assigned to such terms by the HSR Act and the rules framed thereunder.

ARTICLE III

COVENANTS

3.1 Filings; Other Actions.

(a) The Investor, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, and the expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each of the Investor and the Company shall use commercially reasonable efforts and cooperate with one another with a view to obtaining the consents or approvals of any third parties (other than Governmental Entities) necessary or advisable to consummate the transactions contemplated hereby, provided that neither party shall be required to pay any fees or consideration to any person in order to obtain any such third party consents or approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, the parties hereto will use their reasonable best efforts to promptly obtain or submit the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions. Without limiting the foregoing, the Company and the Investor shall prepare and file a Notification and Report Form pursuant to the HSR Act promptly after the date of this Agreement. The Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). The Investor and the Company shall promptly furnish the other with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement (other than any portions thereof that relate to confidential supervisory matters).

(b) The Company shall call a special meeting of its shareholders (the “Shareholders’ Meeting”), as promptly as practicable following the date hereof, to vote on the proposal to approve the issuance of the Common Stock for purposes of the NASDAQ Rules (the “Shareholder Proposal”). Subject to Section 3.1(e), the Board of Directors shall recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (the “Board Recommendation”). In connection with such meeting, the Company shall, as promptly as practicable, prepare (and the Investor will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such Shareholders’ Meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and, subject to Section 3.1(e), shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such Shareholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement and Investor shall cooperate with the Company in taking such actions. Each of the Investor and the Company agree promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as reasonably practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Investor prior to filing any proxy statement or any amendment or supplement thereto, and provide the Investor with a reasonable opportunity to comment thereon.

(c) Each of the Investor, on the one hand, and the Company, on the other hand, agrees, upon request, to furnish the other party with all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such Shareholders’ Meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

(d) The Company agrees that (i) it and its executive officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ executive officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ investment bankers, attorneys, accountants, agents and other representatives (“Representatives“) shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries, discussions, offers or requests that constitute, or may reasonably be expected to constitute, an Acquisition Proposal, (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal or (C) approve, endorse, recommend or enter into any agreement or any letter of intent or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement as contemplated below). The Company agrees that it will, and it will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. Notwithstanding any of the foregoing, prior to obtaining the Company Requisite Vote, nothing contained in this Agreement shall prevent the Company or the Board of Directors (acting through the special committee or otherwise) from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited Acquisition Proposal by such person, if prior to taking such action (w) the Board of Directors (acting through the special committee or otherwise) determines in good faith (after consultation with its outside legal counsel) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, (x) the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, (y) the Company receives from such person an executed confidentiality agreement with terms no less favorable in the aggregate than the Confidentiality Agreement, and (z) prior to taking such action, the Company provides written notice to the Investor of such matter (which notice shall identify the person who has made the Acquisition Proposal and the material terms, if any, of such Acquisition Proposal). Nothing in this Section 3.1 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender or exchange offer) or from making any disclosure to the Company’s shareholders, if the Board of Directors determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law; provided that (i) if, in connection with taking and disclosing any such position to the Company’s shareholders, the Company’s disclosure otherwise constitutes a Change of Recommendation under Section 3.1(e), then the Investor shall be entitled to exercise the rights and remedies associated with a Change of Recommendation under Section 3.1(e) and 5.1(h) (it being understood, for removal of doubt, that a recommendation against acceptance of any such offer or a “stop-look-and-listen” communication to the stockholders of the Company would not constitute a Change of Recommendation hereunder), (ii) to the extent the Company has previously effected a Change of Recommendation, nothing in this Section 3.1(d) shall be deemed to cure any Change of Recommendation or otherwise render such previous disclosure anything other than a Change of Recommendation, and (iii) nothing in this Section 3.1(d) shall otherwise relieve the Company of its obligation under Section 3.1(e).

(e) Except as set forth in this Section 3.1(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Investor, the Board Recommendation, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation (as defined below) (any action described in clauses (i) and (ii) of this Section 3.1(e), a “Change of Recommendation”) or (iii) execute (or allow the Company or any of its Subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 3.1(d)) (any such documentation, “Acquisition Proposal Documentation“). Notwithstanding the foregoing or any other provision of this Section 3.1 to the contrary, if, at any time prior to obtaining the Company Requisite Vote (but after the expiration of the Notice Period (as defined below)), the Company’s Board of Directors determines, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 3.1(d), that such Acquisition Proposal is a Superior Proposal, (A) the Company may terminate this Agreement in accordance with Section 5.1(g) and Section 5.2 to concurrently enter into a definitive agreement with respect to such Superior Proposal and (B) its Board of Directors may approve or recommend such Superior Proposal to its shareholders; provided, that the Company may not terminate this Agreement pursuant to this Section 3.1(e) and its Board of Directors may not approve or recommend any Superior Proposal and the Company may not enter into or execute any definitive agreement with respect to such Superior Proposal (other than a confidentiality agreement pursuant to Section 3.1(d)), and any such action shall be void and of no force or effect, unless (x) the Company has provided a written notice to Investor (a “Notice of Superior Proposal“) advising Investor that the Company has received a Superior Proposal and specifying the identity of the person making such Superior Proposal and the material terms thereof, together with copies of any written offer, proposal or agreement in respect of such Superior Proposal (it being understood that neither the delivery of a Notice of Superior Proposal nor any subsequent public announcement thereof, in each case in and of itself, shall entitle the Company to terminate this Agreement pursuant to Section 5.1(g)); and (y) Investor does not, within seven business days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined by the Board of Directors of the Company, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, the Company shall and shall cause its Representatives to, if so requested by Investor, negotiate in good faith with Investor with respect to any revised or new proposal from Investor in respect of the terms of the transactions contemplated by this Agreement or the Superior Proposal), it being further understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new Notice Period; provided, however any such new Notice Period shall be two business days instead of seven business days; and provided, further, however, that in no event shall the Company be required to deliver to the Investor a Notice of Superior Proposal on more than four occasions with respect to any particular Acquisition Proposal made by any one party. Notwithstanding any of the foregoing, at any time prior to obtaining the Company Requisite Vote, the Board of Directors shall be permitted to make a Change of Recommendation described in clause (i) of such definition in the event that (a) the Board of Directors, acting in good faith after consultation with outside counsel to the Company, determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (b) the Company has provided Investor with at least three business days’ prior notice of the Change of Recommendation; provided that, unless this Agreement is terminated by the Investor in accordance with Section 5.1(h) the obligation of the Company to call, give notice of, convene and hold the Shareholders’ Meeting as promptly as practicable after the date of this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by such a Change of Recommendation.

(f) From and after the date hereof,

(1) the Company and the Investor will use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable, so as to permit the consummation of the sale of Purchased Securities to the Investor as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby subject to the terms and conditions hereof;

(2) the Company will use its reasonable best efforts in good faith to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable, so as to permit the consummation of the sale of Institutional Investors’ Purchased Securities to the Institutional Investors and the Recapitalization as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby subject to the terms and conditions hereof and the Institutional Investors Agreement; and

(3) the Company will use its reasonable best efforts in good faith to consummate the sale of all insurance policies of the Company set forth in Section 3.1(f) of the Disclosure Schedule prior to the Closing Date on terms reasonably acceptable to the Investor (the “Life Insurance Policy Sale”).

3.2 Access to Information. From and after the date hereof and until the Closing Date, the Investor shall be entitled, through its officers, employees and Representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such access to the offices, books and records and Tax reporting positions of the Company and its subsidiaries as it reasonably requests and to make extracts and copies of such books and records at its own expense. Any such investigation and examination shall be conducted during regular business hours and under the supervision of the Company’s personnel and in such manner so as not to interfere with the normal operations of the Company. Notwithstanding anything to the contrary, the Company shall not be required to disclose any information to the Investor if such disclosure would (i) result in the breach of any attorney-client or other legal privilege, or (ii) contravene any applicable laws, fiduciary duty or binding agreement entered into prior to the date hereof. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Company and its Subsidiaries to reasonably cooperate with the Investor and its representatives in connection with such investigation and examination.

3.3 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Between the date of this Agreement and the Closing, neither the Company nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of the Investor:

(a) issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities of the Company or any of its Subsidiaries (except for (A) issuances of stock in exercise of options granted under the Benefit Plans as disclosed on Section 2.2(b) of the Disclosure Schedule or (B) issuances in accordance with this Agreement and the Institutional Investors’ Purchase Agreement);

(b) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except any dividend or distribution by a Subsidiary of the Company to the Company or wholly-owned subsidiary of the Company);

(c) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Subsidiary that is not wholly-owned, or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s wholly-owned subsidiaries;

(d) except as contemplated by the Recapitalization, incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), except (i) in the ordinary course of business up to an aggregate amount of $2,500,000 and (ii) incurring additional indebtedness under the Company’s revolving credit facility in an amount not to exceed $10,000,000, it being understood that indebtedness incurred under one of the foregoing clauses (i) or (ii) shall not reduce the amount of indebtedness permitted to be incurred under the other clause; or

(e) amend (other than in a manner permitted pursuant to Section 4.10 with respect to the Institutional Investors’ Purchase Agreement), or waive any rights under, the Institutional Investors’ Purchase Agreement or any agreements relating to the Recapitalization.

3.4 Option Plan. Prior to Closing, the Company will adopt a plan (“New Option Plan”) relating to the grant of stock options to its officers, directors and employees, the terms of which New Option Plan shall be to the reasonable satisfaction of the Investor.

3.5 Confidentiality. All information furnished prior to the Closing to a party or its advisor by a party or its advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, and to the extent required by, the provisions of the Confidentiality Agreement between the Company and the Investor.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Standstill Agreement. (a) The Investor agrees that, from and after Closing, without the prior written approval of the Company, neither the Investor nor any of its Affiliates will, directly or indirectly:

(i) purchase, offer or agree to purchase, or otherwise acquire beneficial ownership of, any Equity Securities (as hereinafter defined), debt securities or all or substantially all of the assets of the Company, other than pursuant to the exercise of Investor’s rights under Section 4.5;

(ii) (A) make or in any way participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any Voting Shares or other securities of the Company or any of its Subsidiaries, (B) seek or propose to influence, advise, change or control the management, Board of Directors, policies, affairs or strategy of the Company or any of its Subsidiaries, in each case by way of any public communication intended for such purpose (it being understood that this clause (B) shall not prohibit the Investor from complying with its fiduciary and contractual obligations or exercising its rights under Section 4.3 or any Board Representative from performing his or her duties as a director of the Company), (C) make or encourage others to make a proposal for any transaction which would result in a Change of Control (as defined below) or (D) take any action to form, join or in any way participate in any partnership, syndicate or other group (as defined in Rule 13d-5(b)(1) under the Exchange Act, as in effect on the date hereof) with respect to Equity Securities or debt securities with a view to circumventing the provisions of this Section 4.1 or otherwise act in concert with any person for the purpose of circumventing the provisions of this Agreement;

(iii) deposit any Equity Securities in a voting trust or similar agreement or subject any Equity Securities to any arrangement or agreement with respect to the voting of such Equity Securities, in each case with a view to circumventing the restrictions imposed on the Investor under Section 4.1; provided, however, that this Section 4.1(a)(iii) shall not prohibit any such arrangement solely among the Investor and any of the controlled Affiliates of One Equity Holding Corporation;

(iv) propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to effect, negotiate with or provide any confidential information relating to the Company or its business to any other person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company; provided, that nothing set forth in this Section 4.1(a)(iv) shall prohibit the Investor from soliciting, offering, seeking to effect and negotiating with any person with respect to Transfers of Equity Securities otherwise permitted by this Article IV;

(v) publicly or privately make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement; or

(vi) announce an intention to do, or solicit, assist, prompt, induce or attempt to induce any person to do, any of the actions restricted or prohibited under subparagraphs (a)(i) through (v) above.

(b) Notwithstanding anything in this Agreement, the foregoing provisions of Section 4.1(a) shall not prohibit activities of any Subsidiaries or Affiliates of OEP in the ordinary course of their respective businesses which would otherwise violate the provisions of Section 4.1(a) (“permitted activities”) provided that (i) appropriate “information barriers” are established between individuals who are working on behalf of OEP and its Representatives to whom confidential information regarding the Company is disclosed hereunder and those individuals who engage in permitted activities which will prevent confidential information regarding the Company from being disclosed to such individuals, (ii) such permitted activities are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, (iii) the individuals engaging in permitted activities are not acting at the direction of OEP or any of its Representatives to whom confidential information regarding the Company has been disclosed hereunder and (iv) such activities are not undertaken with a view to circumventing the provisions of Section 4.1.

(c) The Investor’s obligations under Sections 4.1(a) shall terminate on the earliest of (a “Standstill Termination Date”): (i) the date on which the Investor and its Affiliates beneficially own less than 10% of the issued and outstanding Voting Shares; (ii) the date on which the Company’s Board of Directors (x) publicly recommends that shareholders tender their shares to any person who has publicly announced or commenced a tender or exchange offer which, if consummated, would result in a Change of Control, or (y) fails to recommend that shareholders reject such an offer within ten (10) business days after its public announcement (including a public filing) or commencement or otherwise fails to make a “stop-look-and-listen” communication to the stockholders of the Company within such time period; (iii) the public announcement (including a public filing) by the Company that it is “for sale” in a transaction, or that it recommends a proposed transaction, that would result in a Change of Control; (iv) the execution by the Company of a definitive agreement which, if consummated, would result in a Change of Control; (v) the public announcement (including a public filing) by or on behalf of any person (other than Investor and its Affiliates) or “group”, as such term is defined in Section 13(d)(3) of the Exchange Act (other than any group that includes Investor or any of its Affiliates) of the commencement of a bona fide proxy or consent solicitation to elect or remove a majority of the Board of Directors which is not, within ten (10) days after the announcement of such proxy or consent solicitation, publicly opposed by the Board of Directors; (vi) failure of any individual who is duly designated by the Investor and duly qualified to serve as a Board Representative on the Board of Directors as provided in Section 4.3 to become a member of the Board of Directors which failure results from a breach by the Company of its obligations under Section 4.3; or (vii) the date the Common Stock ceases to trade on NASDAQ.

A “Change of Control” shall be deemed to have occurred (i) if any person or group (other than the Investor and its Affiliates) shall acquire beneficial ownership of more than 50% of the Voting Shares issued and outstanding (it being understood, for removal of doubt, that the transactions contemplated hereby and by the Institutional Investors’ Purchase Agreement do not, by themselves, constitute a Change of Control), (ii) upon consummation of a merger or consolidation of the Company into or with another person (other than the Investor and its

Affiliates) in which the shareholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving person (or the parent of the surviving person where the surviving person is wholly owned by the parent person) immediately following the consummation of such transaction, or (iii) upon the consummation of the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company to another person other than a Company Subsidiary.

As used herein, “Equity Securities” means, at any time, all Voting Shares and other securities of any person convertible into, or exchangeable or exercisable for, Voting Shares, in each case then issued and outstanding. “Voting Shares” means, at any time, all Common Stock and other voting shares (if any) of the Company, in each case then issued and outstanding. As used herein, “beneficial ownership”, “beneficially own” and correlative terms have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act and, for the avoidance of doubt, it is understood and agreed that the following shall apply for the purpose of calculating the beneficial ownership of Voting Shares of any person for any purpose under this Section 4.1: (i) any Equity Security that is convertible into, or exchangeable or exercisable for, any Voting Shares and is beneficially owned by such person or any of its Affiliates shall be treated as fully converted, exchanged or exercised, as the case may be, into or for the underlying Voting Shares (regardless of when or on what conditions such conversion, exchange or exercise may occur), (ii) Equity Securities that are beneficially owned by such person and each of its Affiliates, or by any member of a group of which such person or any of its Affiliates is a member pursuant to said Rule 13d-5, shall be aggregated as if beneficially owned by such person and (iii) any Equity Security that is convertible into, or exchangeable or exercisable for, Voting Shares and is beneficially owned by any person other than such person or any of its Affiliates shall not be taken into account.

(d) The provisions of this Section 4.1 shall supersede the standstill provisions of the Investor’s Confidentiality Agreement in their entirety from and after the Closing.

4.2 Transfer Restrictions.

(a) Restrictions on Transfer. Except as otherwise permitted in this Agreement, for a period ending on the earlier of (x) twelve months after the Closing Date or (y) the occurrence of a Standstill Termination Date, the Investor will not transfer, sell, assign or otherwise dispose of (“Transfer”) any Purchased Securities, and after such period the Investor may Transfer the Purchased Securities (A) only in a privately negotiated transaction to any person or group of persons that would not acquire pursuant to such Transfer beneficial ownership of 10% or more of the issued and outstanding shares of Common Stock or (B) into the public market (in a registered public offering, pursuant to Rule 144 under the Securities Act or otherwise, including through any broker, dealer or underwriter, acting in a capacity as such, that purchases Purchased Securities for distribution) provided that the Investor does not knowingly (without, however, imposing any duty of inquiry on the Investor) effect any public market sale or transfer that would result in any person or group acquiring beneficial ownership of 10% or more of the issued and outstanding shares of Common Stock.

(b) Permitted Transfers. Notwithstanding Section 4.2(a), Investor shall be permitted to Transfer any portion or all of its Common Stock acquired pursuant to this Agreement at any time under the following circumstances:

(i) Transfers to (A) any Affiliate of the Investor, provided that for the purposes of this clause (1) the term “Affiliate” shall only include (i) the entities controlled, directly or indirectly, by OEP Holding Corporation and (ii) entities controlled, directly or indirectly, by JPMorganChase & Co. that are engaged in the private equity business or (B) any direct or indirect limited partner or shareholder of the Investor, but in each case only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such transferee shall be included in the term “Investor”); and

(ii) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction that has, without the participation of Investor, resulted in a Change of Control involving the Company or any Company Subsidiary.

Other than pursuant to a transaction contemplated by Section 4.2(b)(ii) above, the Investor agrees that it will not Transfer any interest in any transferee pursuant to this Section 4.2(b), unless (x) prior thereto the Purchased Securities held by such entity are transferred to the Investor or to one or more of the permitted transferees pursuant to this Section 4.2(b) and/or (y) such transferee remains a person to which Investor is permitted to transfer any portion or all of its Common Stock under Section 4.2(b)(i) following such Transfer. Any such Transfer pursuant to clause (i) of this Section 4.2(b) shall be void unless each transferee shall agree that prior to such time as it ceases to be a Person to which Investor is permitted to Transfer any portion or all of its Common Stock pursuant to clause (i) of this Section 4.2(b), it shall Transfer the Purchased Securities it holds to Investor or one or more permitted transferees of Investor pursuant to this Section 4.2(b).

4.3 Governance Matters.

(a) The Company will promptly cause three persons nominated by Investor to be elected or appointed to the Board of Directors (the “Board Representatives”), effective as of the Closing, with at least one Board Representative to be elected or appointed to each of the three classes of the Board of Directors with terms expiring in, respectively, the calendar year 2009, 2010 and 2011 (each class of members of the Board of Directors with terms expiring in a different year, a “Class”). The election or appointment of the Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Nominating and Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed); provided, that, in no event shall any of the Board Representatives be required to be “independent” as such term is defined in the rules and regulations promulgated by NASDAQ. At or prior to Closing, the Company shall take all corporate and other action necessary (x) to cause one of the existing directors from each Class to resign, and (y) to cause each of the three individuals designated by the Investor to be elected or appointed to the Board of Directors (with a least one designee being elected or appointed to a different Class) effective as of Closing for an initial term ending, in each case, at the next annual meeting of the shareholders of the Company. As of the date hereof, Investor has designated each of David Cohen, Colin Farmer and David Eckert as a nominee for Board Representative, and the Company acknowledges that, based upon information regarding such nominees provided to the Company by Investor as of the date of this Agreement, the said nominees meet all the legal and governance requirements regarding service as a director of the Company as of such date. Any individual subsequently designated by the Investor pursuant to this Section 4.3 must be reasonably acceptable to the Company; provided, that, in no event shall any Board Representative designated by the Investor be required to be “independent” as such term is defined in the rules and regulations promulgated by NASDAQ.

(b) Subsequent to the appointment of the Board Representatives in accordance with Section 4.3(a) above, the Investor shall have the right to designate or nominate (as applicable) three Board Representatives as follows:

(i) For so long as the Investor holds at least 30% of the then outstanding Common Stock, Investor shall have the right to designate three directors to the Board of Directors;

(ii) For so long as the Investor holds at least 20%, but less than 30%, of the then outstanding Common Stock, Investor shall have the right to designate two directors to the Board of Directors;

(iii) For so long as the Investor holds at least 10%, but less than 20%, of the then outstanding Common Stock, Investor shall have the right to designate one director to the Board of Directors; and

(iv) If the Investor holds less than 10% of the then outstanding Common Stock, the Company shall have no obligation to pursuant to this Agreement to cause any nominees presented to the shareholders of the Company for election to the Board of Directors to include any nominee designated by the Investor.

(c) For so long as the Investor has the right to designate or nominate at least one director pursuant to Section 4.3(b) above, and subject at all times to the last sentence of Section 4.3(a), the Company and the Nominating and Governance Committee of the Board of Directors shall take such action as is required under applicable law, the rules and regulations in effect at such time of NASDAQ or such other market on which the Common Stock is then listed or quoted, the Company’s articles of association and its bylaws to include on the Board of Directors or in the slate of nominees recommended by the Board of Directors such person(s) designated or nominated, as the case may be, by the Investor pursuant to Section 4.3(b). The Company shall use its reasonable best efforts to have the Board Representative(s) elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors. For so long as the Investor has the right to designate or nominate at least one director pursuant to Section 4.3(b) above, and subject at all times to the last sentence of Section 4.3(a), in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Board Representative, Investor may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(d) All obligations of the Company pursuant to Section 4.3 shall terminate, and, upon request by the Board of Directors, the Investor shall cause all of the Board Representatives to resign promptly from the Board of Directors, in each case upon the Investor ceasing to have the right to designate or nominate at least one director pursuant to Section 4.3(b). In addition, upon request by the Board of Directors, the Investor shall cause any excess Board Representatives to resign promptly at any time that there exist more Board Representatives than the Investor is entitled to nominate or designate pursuant to Section 4.3(b). In the event that Investor is required to cause the resignation of one or more Board Representatives in accordance with this Section 4.3(d) in circumstance in which, following such resignation there shall remain one or more Board Representatives on the Board of Directors, the Investor shall in its sole discretion select which Board Representatives(s) shall remain on the Board of Directors (and provide written notice to the Company of such selection) and the other Board Representatives(s) shall promptly resign. Any vacancy created by such resignation may be filled by the Board of Directors or the shareholders of the Company in accordance with the Company’s articles of incorporation, the bylaws and applicable law. The Company may implement this provision by requiring the execution and delivery of resignation letters by the Board Representatives subject to termination of designation or nomination rights.

(e) Board Representatives shall be entitled to serve on each committee of the Board of Directors (in accordance with applicable laws and the NASDAQ Rules), and the number of Board Representatives appointed to each such committee shall be proportionate to the number of Board Representatives present on the Board of Directors at any given time; provided that, for as long as Investor is entitled to designate or nominate at least one Board Representative, at least one Board Representative shall be entitled to serve on each committee of the Board of Directors; provided, further, that, if such Board Representative is not “independent”, such Board Representative shall not be entitled to serve on any committee of the Board of Directors, which, under applicable law or the NASDAQ Rules, must be comprised entirely of “independent” directors. Any Board Representative who is not a member of a committee of the Board of Directors shall have the right to attend and observe (but not vote at) each meeting of such committee (and to receive from the Company copies of all notices, information and other material provided to members of such committee).

(f) Each Board Representative shall be entitled to the same compensation, if any, and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representatives of all regular and special meetings of the Board of Directors and shall notify each Board Representative of all regular and special meetings of any committee of the Board of Directors of which such Board Representative is a member. The Company shall provide the Board Representatives with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

4.4 Legend. (a) The Investor agrees that all certificates or other instruments representing the Common Stock subject to this Agreement will bear a legend substantially to the following effect:

(1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 20, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon the reasonable request of the Investor, at a time when such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Purchased Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Investor acknowledges that the Purchased Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Purchased Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.5 Preemption Rights. If at any time after the Closing Date, the Company makes any public or non-public offering of Common Stock (or securities convertible or exchangeable into or exercisable for Common Stock) (“New Securities”), other than pursuant to the issuance or exercise of New Securities (i) under any Benefit Plan currently listed in Section 2.2(b) of the Disclosure Schedule or (ii) in any direct or indirect business combination or acquisition transaction involving the Company or a Company Subsidiary, the Investor shall be afforded the opportunity to acquire from the Company for the same price (before adding any underwriting discounts or sales commissions) and on the same terms as such New Securities are proposed to be offered to others, up to the amount of New Securities required to enable the Investor to maintain its proportionate interest in the Company represented by the number of shares of Common Stock acquired by the Investor at Closing Date. The amount of New Securities that the Investor shall be entitled to purchase shall be determined by multiplying (x) the total number of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor and the denominator of which is the number of shares of Common Stock outstanding, in each case, before giving effect to such issuance. The Investor must exercise its rights under this Section 4.5 within ten business days of its receipt of written notice from the Company of its intent to make such a public or non-public offering which notice shall also contain the material terms (including price terms) of such offering. The rights of the Investor under this Section 4.5 shall terminate upon the first date on which the Investor beneficially owns less than 10% of the outstanding Common Stock.

4.6 Investor Consent Rights. (a) From and after the date hereof and until the earlier of (i) such a time that the Investor no longer beneficially owns at least 20% of the outstanding Common Stock of the Company and (ii) the date that is 24 months following the Closing Date, the Company, without the prior written consent of the Investor (which consent shall not be unreasonably withheld or delayed), shall not, directly or indirectly:

(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets outside the ordinary course of business if the aggregate amount of the consideration paid in connection with all such transactions, in any given fiscal year, would exceed the amount of $25,000,000;

(B) issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities of the Company or any of its Subsidiaries (except for (A) issuances in accordance with the Company’s existing or future Benefit Plans or (B) issuances in accordance with the Rights Plan); provided, however, that, following the Closing Date, the Company may raise additional capital through the issuance of capital stock in an amount not to exceed $25,000,000 in any given fiscal year;

(C) enter into any new line of business outside of its existing business; and

(D) enter into any agreements or understandings with respect to any of the foregoing items (A) through (C).

(b) From and after the date hereof and until such a time that the Investor no longer beneficially owns at least 20% of the outstanding Common Stock of the Company, the Company, without the prior written consent of the Investor (which consent shall not be unreasonably withheld or delayed), shall not, directly or indirectly:

(i) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company (other than any agreements, arrangements or transactions with any such persons relating to customary compensation and benefit matters), any person owning 5% or more of the Company’s Common Stock or any relative of any such person or any entity directly or indirectly controlled by such person, except as contemplated by the Institutional Investors’ Purchase Agreement; and

(ii) enter into any agreements or understandings with respect to the foregoing item (i).

(c) From and after the date hereof and until such a time that the Investor no longer beneficially owns at least 10% of the outstanding Common Stock of the Company, the Company, without the prior written consent of the Investor (which consent shall not be unreasonably withheld or delayed), shall not, directly or indirectly:

(i) amend its restated articles of incorporation or amended or restated bylaws (A)(1) in a manner that is adverse to Investor and (2) that treats Investor differently from other holders of the Company’s Common Stock or (B) in a manner that treats Investor differently from other holders of the Company’s Common Stock;

(ii) increase the size of the Board of Directors beyond nine directors; and

(iii) enter into any agreements or understandings with respect to any of the foregoing items (i) and (ii).

4.7 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing if permitted by the rules of NASDAQ.

4.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Securities, as contemplated by the Recapitalization, to (a) partially repay indebtedness under the First Lien Credit and Guaranty Agreement, dated as of October 24, 2007, between the Company and the other parties thereto ( the “First Lien Credit Facility”) and the Second Lien Credit and Guaranty Agreement, dated as of October 24, 2007, between the Company and the other parties thereto (the “Second Lien Credit Facility”), (b) settlement of certain interest rate swap agreements currently existing between the Company and Goldman Sachs & Co., in case of each of (a) and (b) above, in accordance with Section 1.2(c)(ii)(H) of the Disclosure Schedule, (c) settlement of certain amounts owed under the Mortgage and Security Agreement, dated as of June 30, 2006, by and between the Company and Fifth Third Bank, as amended (d) payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement, the Institutional Investors’ Purchase Agreement and the Recapitalization and (e) shall use any proceeds remaining after uses described in (a) through (d) above for general corporate purposes. Company will use all reasonable efforts to cause the transactions contemplated by the Recapitalization to be consummated by the Closing Date; provided, however, that, except with respect to fees and expenses the Company is required to pay pursuant to the Recapitalization, nothing in this Section 4.8 shall require the Company to pay any consideration (including any fees or expenses not currently contemplated by the terms of the Recapitalization) to any person, or waive or modify any term of the Recapitalization.

4.9 Transaction Fee. At the Closing, the Company shall pay a one-time transaction fee to the Investor or its designee by wire transfer of immediately available funds to an account designated by the Investor in an amount equal to $2,000,000 (the “Transaction Fee”); provided, however, that if the Company exercises all or any portion of the Shortfall Option and the Investor purchases any shares of Common Stock pursuant thereto, then the Company shall pay to the Investor an amount equal to $500,000 as promptly as reasonably practicable (and in any event within two business days following consummation of such purchase by Investor), by wire transfer of same day funds.

4.10 Amendments to the Institutional Investors’ Purchase Agreement. Nothing contained herein shall preclude the Company from amending the terms of the Institutional Investors’ Purchase Agreement on or prior to the Closing to the extent that such amendments do not reduce the purchase price payable thereunder, do not change the number of shares of Common Stock to be purchased thereunder or otherwise adversely impact the Company or the Investor; provided that (i) any such amendment which would necessitate a prior consent under the terms of either or both of the First Lien Forbearance Agreement and the Second Lien Forbearance Agreement may not be made unless and until such consent has been obtained and (ii) any such amendments which are beneficial to either or both of the Institutional Investors are also offered to the Investor within five (5) days after such amendments take effect, but such offer shall be made only to the extent such amendment to the Institutional Investors’ Purchase Agreement is to a provision for which there is a corresponding provision to this Agreement.

ARTICLE V

TERMINATION

5.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of the Company and the Investor;

(b) by any party, upon written notice to the other parties, in the event that the Closing does not occur on or before December 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d) by any party if the issuance of Common Stock pursuant to this Agreement or the Institutional Investors’ Purchase Agreement shall not have been approved by the shareholders of the Company by the Company Requisite Vote at the Shareholders’ Meeting called for this purpose or any postponement or adjournment thereof;

(e) by the Investor if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 1.2(c)(ii)(A) or 1.2(c)(ii)(B) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 5.1(e) if the Investor is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Investor contained in this Agreement such that the conditions set forth in Section 1.2(c)(iii)(A) or 1.2(c)(iii)(B) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 5.1(f) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by the Company, prior to the approval of the Shareholder Proposal, if the Company concurrently with such termination enters into a definitive agreement with respect to a Superior Proposal in accordance with Section 3.1(e) and prior to or concurrently with such termination, the Company pays the Termination Fee;

(h) by the Investor (A) following a Change of Recommendation by the Board of Directors or any committee thereof, (B) if the Company enters into any Acquisition Proposal Documentation, or (C) if the Company fails to include the Board Recommendation in the proxy statement relating to the Shareholders’ Meeting;

(i) automatically, without any action by either the Company or the Investor, (A) simultaneously with the termination of the First Lien Forbearance Agreement or Second Lien Forbearance Agreement (together, the “Forbearance Agreements”) in accordance with its respective terms, (B) if any of the Company and/or Company Subsidiaries (collectively, the “Group Members”) shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or similar laws relating to relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution or composition or similar action with respect to it or its debts generally or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets or (C) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (B) above that results in the entry of an order for relief or any such adjudication or appointment;

(j) by the Investor, upon written notice to the Company, if, (A) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in Section 5.1(i)(B) that remains undismissed or undischarged for a period of 60 days, (B) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, (C) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 5.1(i)(A) or 5.1(i)(B), or clauses (A) or (B) above; (D) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or (E) or any Group Member shall make a general assignment for the benefit of its creditors;

(k) by the Investor (i) if either the Collateral Agent or Administrative Agent under either the First Lien Credit Facility or the Second Lien Credit Facility (each, a “Credit Facility” and together, the “Credit Facilities”) or any Lender (as such term is defined in the First Lien Forbearance Agreement and the Second Lien Forbearance Agreement) under the Credit Facilities (the “Lenders”), exercises any remedy against any Credit Party (as such term is defined in the First Lien Forbearance Agreement and the Second Lien Forbearance Agreement) under the Credit Facilities (“Credit Party”) (including, (A) exercising its rights to accelerate the Obligations (as such term is defined in the First Lien Forbearance Agreement and the Second Lien Forbearance Agreement) under the applicable Credit Facility, (B) terminating any outstanding commitments under the applicable Credit Facility or refusing to make any revolving loans or cause to be issued any letters of credit pursuant to the Forbearance Agreements; provided, however for so long as the Company maintains $15 million in cash or cash equivalents, the cancellation of the Lenders’ commitments or refusal to make any such revolving loans or letters of credit pursuant to the Forbearance Agreements for the revolving credit facility under the First Lien Credit Facility shall not give rise to Investor’s right to terminate this Agreement pursuant to this subsection 5.1(k)(ii)(B), (C) instituting legal proceedings to collect on the Obligations under the applicable Credit Facility or exercising any right of set-off against any Credit Party under the Credit Facilities, or (D) taking any other action to exercise remedies against the collateral purporting to secure the Obligations under the applicable Credit Facility); provided, however that the giving of notice to the Company of the intent to exercise such remedies shall not, by itself, constitute a termination right pursuant to this Section 5.1(k); or

(l) by either the Company or the Investor, if the Institutional Investors’ Purchase Agreement has been validly terminated; provided that neither the Company nor the Investor shall have the right to terminate this Agreement pursuant to this Section 5.1(l) if such Person is then in material breach of any of its covenants or agreements contained in this Agreement;

The Company agrees it shall provide the Investor with prompt written notice of any action or event referred to in Sections 5.1(i), 5.1(j) or 5.1(k) which either has resulted in, or would with the giving of notice and/or the lapse of time or both result in, either the termination of this Agreement or the Investor having a right to terminate this Agreement pursuant to any such Section.

5.2 Effects of Termination.

(a) In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than this Section 5.2 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement or fraud provided further that the maximum aggregate liability of the Investor and any of its Affiliates arising out of a breach of this Agreement shall not exceed an amount equal to the Purchase Price.

(b) (i) In the event that this Agreement is terminated pursuant to Section 5.1(g) or 5.1(h) (or pursuant to another subsection of Section 5.1 when it could have been terminated under Section 5.1(g) or (h)), then the Company shall pay $3,000,000 (the “Termination Fee”) to Investor as promptly as reasonably practicable (and, in any event, within two business days following such termination in the case of a termination pursuant to Section 5.1(h) and prior to or concurrently with such termination in the case of a termination pursuant to Section 5.1(g)), by wire transfer of same day funds.

(ii) In the event that this Agreement is terminated pursuant to Section 5.1(d) (or pursuant to another subsection of Section 5.1 when it could have been terminated under Section 5.1(d)), then the Company shall pay $1,500,000 (the “Alternative Termination Fee”) (unless, in such circumstances, the Termination Fee would also be payable pursuant to another subsection of Section 5.2, in which case the Termination Fee shall be paid) to Investor as promptly as reasonably practicable (and, in any event, within two business days following such termination), by wire transfer of same day funds.

(iii) In the event that this Agreement is terminated by either Investor or the Company pursuant to Section 5.1(b) or 5.1(d) or by Investor pursuant to Section 5.1(e) and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 5.1(b) or 5.1(d)), or prior to the breach giving rise to Investor’s right to terminate under Section 5.1(e) (in the case of a termination pursuant to Section 5.1(e)) an Acquisition Proposal shall have been made or communicated to the senior management or the Board of Directors or shall have been publicly announced or publicly made known to the shareholders of the Company, and not withdrawn prior to such termination or such breach, as applicable, and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal, then, in any such event, the Company shall pay to Investor the Termination Fee, net of any Alternative Termination Fee and net of any Expense Fee paid pursuant to Section 5.2(b)(iv), such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds.

(iv) In the event that this Agreement is terminated: (A) pursuant to Section 5.1(b) and immediately prior to such termination the conditions set forth in Section 1.2(c)(i) have been satisfied, either or both of the conditions set forth in Section 1.2(c)(ii)(C) and (H) have not been satisfied, and the Investor is not in material breach of this Agreement; (B) pursuant to Section 5.1(i); (C) pursuant to Section 5.1(j); or (D) pursuant to 5.1(l) (except if the Institutional Investors’ Purchase Agreement has been terminated pursuant to Section 5.1(h) thereof), then the Company shall pay $1.5 million (the “Expense Fee”) to Investor as promptly as reasonably practicable (and, in any event, within two business days following such termination), by wire transfer of same day funds.

(v) Notwithstanding anything contained herein, under no circumstances shall the Company be required to pay more than one of the Termination Fee, the Alternative Termination Fee or the Expense fee.

(c) Each of the Company and Investor acknowledges that the agreements contained in this Section 5.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Alternative Termination Fee when due, the Company shall reimburse the Investor for all reasonable costs and expenses actually incurred or accrued by the Investor (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE VI

MISCELLANEOUS

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall terminate at the Closing. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing, shall terminate as of the Closing. Nothing contained in this Agreement shall preclude the Investor from commencing a claim against the Company asserting a violation of Rule 10b-5 under the Exchange Act in respect of any matter that was not otherwise Previously Disclosed or any Tax matter that was not otherwise reviewed by the Investor as part of the Investor’s due diligence review of the Company.

6.2 Expenses. Except as otherwise provided herein, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

6.3 Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4 Waivers. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.5 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Investor:

OEPX, LLC

c/o One Equity Partners

320 Park Avenue, 18th Floor

New York, NY 10022

Tel: (212) 277-1500

Facsimile: (212) 277-1572

Attention: David M. Cohen

                  Colin M. Farmer

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: (212) 455-7295

Facsimile: (212) 455-2502

Attention: William R. Dougherty, Esq.

(b) If to the Company:

X-Rite, Incorporated

Tel: (616) 803-2309

Facsimile: (616) 803-2530

Attention: Thomas Vacchiano

with copies (which copies alone shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Ave.

New York, NY 10022

Tel: (212) 848-4000

Facsimile: (212) 848-7179

Attention: Creighton O’M. Condon, Esq.

Scott Petepiece, Esq.

and

McDermott Will & Emery LLP

227 West Monroe

Chicago, IL 60606

Tel: (312) 984-7563

Facsimile: (312) 983-7700

Attention: Helen Friedli, Esq.

6.9 Entire Agreement, Etc. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that the Investor may assign its rights and obligations under this Agreement to (i) any Affiliate of the Investor (provided that for the purposes of this Section 6.9 the term “Affiliate” shall have the meaning given to such term in Section 4.2(b)(i)) or (ii) general partner or managing member of the Investor, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Investor”); provided, further, that no such assignment shall relieve the Investor of its obligations hereunder.

Without limiting the foregoing, and other than with respect to transfers to such Affiliates (as such term in defined in Section 4.2(b)(i), none of the rights of the Investor hereunder shall be assigned to, or enforceable by, any person to whom the Investor may Transfer Purchased Securities.

6.10 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

(a) “Acquisition Proposal” means, other than transactions contemplated by this Agreement and the Institutional Investors’ Purchase Agreement, any proposal or offer from a third party relating to (i) any direct or indirect acquisitions of assets of the Company and its Subsidiaries equal to 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) any direct or indirect acquisition of beneficial ownership (as defined under Regulation 13(d) of the Exchange Act) of 15% or more of any class of equity securities of the Company or any tender offer or exchange offer that, if consummated, would result in any person or group directly or indirectly beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, recapitalization, liquidation, dissolution or other business combination, or other similar transaction involving the Company;

(b) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(c) the word “or” is not exclusive;

(d) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(e) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(f) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Michigan generally are authorized or required by law or other governmental actions to close;

(g) “Confidentiality Agreement” means that certain letter agreement, dated as of April 30, 2008, between the Company, on the one hand, and OEP General Partner III, L.P. and OEP Holding Corporation, on the other hand;

(h) “First Lien Forbearance Agreement” means that certain Forbearance Agreement and Amendment No. 1 to the Credit Agreement, dated as of August 20, 2008, among the Company, Monaco Acquisition Company, X-Rite Global, Incorporated, X-Rite Holdings, Inc., X-Rite MA, Incorporated, Holovision Acquisition Company, XR Ventures, LLC, GretagMacbeth LLC, Pantone, Inc., Pantone Asia, Inc., Pantone Germany, Inc., Pantone India, Inc., Pantone Japan, Inc. and Pantone U.K., Inc., as the credit parties thereto, and Fifth Third Bank, as administrative agent and collateral agent for certain financial institutions from time to time party thereto, and such financial institutions, as lenders;

(i) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(j) “Second Lien Forbearance Agreement” means that certain Forbearance Agreement and Amendment No. 1 to the Credit Agreement, dated as of August 20, 2008, among the Company, OTP, Incorporated, Monaco Acquisition Company, X-Rite Global, Incorporated, X-Rite Holdings, Inc., X-Rite MA Incorporated, Holovision Acquisition Company, XR Ventures, LLC, GretagMacbeth LLC, Pantone, Inc., Pantone Asia, Inc., Pantone Germany, Inc., Pantone India, Inc., Pantone U.K., Inc., as the credit parties thereto, Goldentree Capital Solutions Fund Financing, as sole lead arranger and sole bookrunner, and the Bank of New York, as administrative agent for certain financial institutions from time to time party thereto, and such financial institutions, as lenders;

(k) “Superior Proposal” means any written Acquisition Proposal that (1) is on terms that the Board of Directors determines in good faith (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable in the aggregate to the Company’s shareholders than this Agreement (as it may be proposed to be amended pursuant to Section 3.1(e)) and (2) the Board of Directors determines is reasonably capable of being consummated; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “50.1%”.

(l) all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

6.11 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.12 Severability. If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit, right or remedies.

6.14 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano Jr.
Name:	Thomas J. Vacchiano Jr.
Title:	Chief Executive Officer

OEPX, LLC

By:	/s/ David M. Cohen
Name:	David M. Cohen
Title:	President

[Signature Page to Investment Agreement]

Schedule 1

Investor	Aggregate Investment
OEPX, LLC	$100,000,001.50